Exhibit 10.14
AMENDED AND RESTATED
AMSURG CORP.
SUPPLEMENTAL EXECUTIVE RETIREMENT SAVINGS PLAN, AS AMENDED

TABLE OF CONTENTS

Article I TITLE AND DEFINITIONS		1

1.1	Definitions	1

Article II PARTICIPATION		9

2.1	Requirements for Participation	9

Article III DEFERRAL ELECTIONS		10

3.1	Elections to Defer Compensation	10
3.2	Investment Elections	10

Article IV DEFERRAL ACCOUNTS		11

4.1	Deferral Accounts	11
4.2	Company Contribution Account	12

Article V VESTING		12

Article VI DISTRIBUTIONS		13

6.1	Distribution of Deferred Compensation and Discretionary Company Contributions	13
6.2	Unforeseeable Emergency Distribution	16
6.3	Inability to Locate Participant	17
6.4	Delay of Payment for Key Employees	17
6.5	Permissible Delays in Payment	17
6.6	Permitted Acceleration of Payment	18

Article VII ADMINISTRATION		18

7.1	Committee	18
7.2	Committee Action	19
7.3	Powers and Duties of the Committee	19
7.4	Construction and Interpretation	20
7.5	Information	20
7.6	Compensation, Expenses and Indemnity	20
7.7	Quarterly Statements; Delegation of Administrative Functions	20
7.8	Disputes	20

Article VIII MISCELLANEOUS		21

8.1	Unsecured General Creditor	21
8.2	Insurance Contracts or Policies	22
8.3	Restriction Against Assignment	22
8.4	Withholding	22
8.5	Amendment, Modification, Suspension or Termination	22
8.6	Governing Law	24
8.7	Section 409A	24
8.8	Receipt or Release	24
8.9	Payments on Behalf of Persons Under Incapacity	24

i

8.10	Limitation of Rights and Employment Relationship	25
8.11	Headings	25

ii

AMENDED AND RESTATED
AMSURG CORP.
SUPPLEMENTAL EXECUTIVE RETIREMENT SAVINGS PLAN, AS AMENDED
ARTICLE I
TITLE AND DEFINITIONS
          1.1 Definitions.
     Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.
               (a) “Account” or “Accounts” shall mean all of such accounts as are specifically authorized for inclusion in this Plan.
               (b) “Affiliate” shall mean any corporation which is a member of a controlled group of corporations of which the Company is a member, or any unincorporated trade or business which is under the common control of or with the Company, or any affiliated service group of which the Company is a member, which are required to be aggregated with the Company under section 414(b) or 414(c) of the Code, without substitution of a lower percentage for 80% in applying section 1563(a)(1), (2) and (3) of the Code as permitted in section 1.409A-1(h)(3) of the Regulations.
               (c) “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, commissions, incentive and all other remuneration for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to section 125 of the Code or qualified pursuant to section 401(k) of the Code.
               (d) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the

Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by Company pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of Company.
               (e) “Board of Directors” or “Board” shall mean the Board of Directors of Company.
               (f) “Bonuses” shall mean the bonuses earned as of the last day of the Plan Year, provided a Participant is in the employ of the Company on the last day of the Plan Year.
               (g) “Change in Control” shall mean the first to occur of any of the following events:
                    (1) Any one person or group (as described in Regulations promulgated under Section 409A) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; or
                    (2) Notwithstanding that the Company has not undergone a Change in Control as described in Section 1.1(g)(1), a Change in Control of the Company occurs on the date that either:
               (A) Any one person or more than one person acting as a group (as described in Regulations promulgated under Section 409A), acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or
               (B) A majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
                    (3) Any one person or group (as described in Regulations promulgated under Section 409A) acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     In determining whether a Change in Control has occurred, the following rules shall be applicable:
                    (I) For purposes of a change in ownership described in Section 1.1(g)(1) above, if any one person or more than one person acting as a proxy is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation as described in Section 1.1(g)(2)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock. Section 1.1(g)(1) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction. For purposes of Section 1.1(g)(1), persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of a public offering. Persons will, however, be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
                    (II) For purposes of a change in effective control of a corporation described in Section 1.1(g)(2) above, if one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Section 1.1(g)(2), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation within the meaning of Section 1.1(g)(2) or to cause a change in the ownership of the corporation within the meaning of Section 1.1(g)(1). Persons will or will not be considered to be acting as a group in accordance with rules similar to those set forth in clause (I) above and as specifically provided in section 1.409A-3(i)(5)(vi)(D) of the Regulations under Section 409A.
                    (III) For purposes of a change in the ownership of a substantial portion of a corporation’s assets described in Section 1.1(g)(3) above, there is not a Change in Control event when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in ownership of such assets if the assets are transferred to (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the corporation, or (iv) an entity, at least fifty (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in immediately preceding sub-clause (iii) of this clause (III). For purposes of the foregoing, and except as otherwise provided, a person’s status is determined immediately after the transfer of assets. Persons will or will not be considered to be acting as a group in accordance with rules similar to those set forth in clause (I) above, and as specifically provided in section 1.409A-3(i)(5)(vii)(C) of the Regulations under Section 409A.
                    (IV) Code Section 318(a) applies for purposes of determining stock ownership. Stock underlying a vested option is considered owned by the individual who owns the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). If, however, a vested option is exercisable for stock that is not substantially vested (as defined by Regulation section 1.83-3(b) and (j)) the stock underlying the option is not treated as owned by the individual who holds the option.
                    (V) Whether a Change in Control has occurred will be determined by the Company in accordance with the rules and definitions set forth in this Section 1.1(g). This determination shall be made in a manner consistent with Section 409A and the Regulations thereunder.
               (h) “Code” shall mean the Internal Revenue Code of 1986, as amended. Whenever a reference is made herein to a specific Code section, such reference shall be deemed to include any successor Code section having the same or a substantially similar purpose.
               (i) “Committee” shall mean the committee appointed by the Board to administer the Plan in accordance with Article VII; provided that, if no committee has been appointed by the Board in accordance with Article VII, the Committee shall be the Compensation Committee of the Board.
               (j) “Company” shall mean AmSurg Corp.
               (k) “Company Contribution Account” shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Discretionary Contribution Amount, if any, and earnings and losses on such amounts pursuant to Section 4.2.

               (l) “Company Discretionary Contribution Amount” with respect to a Participant shall mean such amount, if any, contributed by the Company, on a purely discretionary basis, under the Plan for the benefit of Participant for a Plan Year. Such amount may differ from Participant to Participant both in amount, if any, and as a percentage of Compensation.
               (m) “Compensation” shall be base salary, bonus, and commissions.
               (n) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant’s Compensation that he or she elects to defer, and (2) earnings and losses pursuant to Section 4.1.
               (o) “Deferral Election Form” shall mean a form provided by the Committee pursuant to which an Eligible Employee may (i) elect to defer Compensation for a particular Plan Year in accordance with the Plan and (ii) elect an Elected Withdrawal Schedule and/or an Elected Termination Schedule with respect to the Compensation deferred for a particular Plan Year in accordance with the Plan. The form and content of the Deferral Election Form may be revised from time to time consistent with the Plan, by or at the direction of the Company’s chief executive officer, chief financial officer or chief legal officer.
               (p) “Distributable Amount” at any time shall mean the vested balance in the Participant’s Deferral Account and Company Contribution Account at such time.
               (q) “Domestic Relations Order” shall mean a judgment, decree or order (including approval of a property settlement agreement) which is made pursuant to a state domestic relations law, which relates to the provision of child support, alimony payments or marital property rights to a spouse, child or other dependent of a Participant (“Alternate Payee”), and which creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable to a Participant.
               (r) “Early Retirement” shall mean a Participant’s Separation from Service from the Company at a time that the Participant’s age plus years of employment with the Company as of the date of the Separation from Service is equal to or greater than 70.
               (s) “Effective Date” for this Amended and Restated Plan shall mean February 7, 2008.
               (t) “Elected Termination Schedule” shall mean a distribution schedule elected by a Participant, as set forth on the Deferral Election Form for a Plan Year or as otherwise elected by the Participant pursuant to the Plan, which shall govern certain withdrawals in accordance with Section 6.1(a) in the case of a Participant who Retires or Separates from Service due to Long Term Disability. Each Elected Termination Schedule shall satisfy the requirements of Section 6.1(a).
               (u) “Elected Withdrawal Schedule” shall mean a distribution schedule elected by a Participant as set forth on the Deferral Election Form for a Plan Year or as otherwise elected by the Participant pursuant to the Plan, which shall govern certain in-service withdrawals in accordance with Section 6.1(b). Each Elected Withdrawal Schedule shall satisfy the requirements of Sections 6.1(c) and 6.1(d).
               (v) “Eligible Employee” shall be a select group of management and/or highly compensated employees (within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1)) of AmSurg Corp. or any of its Affiliates, designated by the Committee as eligible to participate under the Plan. The Company shall have the authority to take any and all actions necessary or desirable in order for the Plan to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for employees who are members of a select group of management or highly compensated employees.
               (w) “Fund” or “Funds” shall mean one or more of the deemed investment funds selected by the Committee pursuant to Section 3.2(b).
               (x) “Identification Date” shall mean the date determined by the Committee in accordance with section 1.409A-1(i)(3) of the Regulations which is the last day of the 12-month period for determination of Key Employees. Unless otherwise designated, the Identification Date shall be December 31.
               (y) “Initial Election Period” shall mean the 30-day period following the time the Company designates an employee as an Eligible Employee; provided, however, if a designated Eligible Employee participates in any other nonqualified deferred compensation plan maintained by the Company that must be aggregated with this Plan under Section 409A, then the Eligible Employee must wait until the next Plan Year to begin to participate in this Plan.
               (z) “Interest Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each business day or other period, expressed as a percentage of the balance of the Fund at the beginning of each business day or other period.
               (aa) “Key Employee” shall mean a “key employee” of the Company as described in section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to section 416(i)(5) of the Code) (generally, an officer having annual compensation of more than $150,000 (in 2008), as adjusted; a 5% owner; or a 1% owner having annual compensation of more than $150,000), determined at any time during the 12-month period ending on the Identification Date. A Participant who is a Key Employee on an Identification Date shall be treated as a Key Employee for the twelve month period beginning on January 1 (or such other date designated in accordance with Section 6.4) immediately following such Identification Date. For purposes hereof, the term “officer” shall be determined on the basis of all facts, including the source of his authority, the term for which elected or appointed, and the nature and extent of his duties. Generally, the term “officer” means an administrative executive who is in regular and continued service. An employee who merely has the title of an officer, but not the authority of an officer, is not to be considered an officer hereunder. Similarly, an employee who does not have the title of an officer but has the authority of an officer is an officer for this purpose. Furthermore, for purposes hereof, during any 12-month period following an Identification Date, no more than fifty (50) employees of all members of the controlled group consisting of the Company and all Affiliates, or if less, the greater of three (3) individuals or ten percent (10%) of such employees of all members of such controlled group, shall be treated as officers hereunder.

               (bb) “Long Term Disability” shall mean a physical or mental condition of a Participant resulting in:
                    (1) evidence that the Participant is deemed by the Social Security Administration to be eligible to receive a disability benefit, or
                    (2) evidence that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.
               (cc) “Normal Retirement” shall mean a Participant’s Separation from Service from the Company or any of its Affiliates on or after such Participant’s 65th birthday.
               (dd) “Open Enrollment Period” shall mean the December 1 through December 31 immediately preceding each Plan Year.
               (ee) “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.
               (ff) “Payment Date” shall mean (i) with respect to distributions pursuant to an Elected Withdrawal Schedule previously elected by a Participant for a particular Plan Year, the last regularly scheduled pay day during February of the calendar year previously elected by the Participant in the relevant Deferral Election Form regarding such Plan Year, and (ii) with respect to distributions upon a Separation from Service or Retirement of a Participant, the last regularly scheduled pay day during February of the calendar year beginning after the Participant’s Separation from Service or Retirement. All initial first year installments, or Distributable Amounts, paid as a result of an Elected Withdrawal Schedule, Separation from Service, and/or Retirement, will be determined based upon the prior year’s December 31st vested Account balances. Subsequent year’s installments will be fixed at this same amount with only the final installment changing to equal the value of the vested Account balance on the preceding December 31st.
               (gg) “Plan” shall mean this Amended and Restated AmSurg Corp. Supplemental Executive Retirement Savings Plan.
               (hh) “Plan Year” shall mean January 1 to December 31.
               (ii) “Regulations” shall mean the regulations promulgated by the Treasury Department under the Code.
               (jj) “Retirement” or “Retires” shall mean a Participant’s Separation from Service upon Normal Retirement or Early Retirement.

               (kk) “Section 409A” shall mean section 409A of the Code, related Regulations and guidance thereunder, including such Regulations and guidance promulgated after the Effective Date of the Plan.
               (ll) “Separation from Service” or “Separates from Service” shall mean for any Participant the occurrence of any one of the following events:
(1)	The Participant is discharged by the Company;

(2)	The Participant voluntarily terminates employment with the Company; or

(3)	The Participant dies while employed with the Company.
                    For purposes of determining whether a Separation from Service has occurred, the term “Company” shall include any “Affiliate”, and no Separation from Service shall be deemed to have occurred if the Participant remains employed by any Affiliate.
                    A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or such longer period during which the Participant’s right to reemployment is provided by statute or contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six-month period. If the period of leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where the impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29 month period of absence may be substituted for the six month period.
                    Whether a termination of employment has occurred is based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 month period (or the full period of services to the Company if the employee has been providing services to the Company for less than 36 months).
                    If a Participant provides services both as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Participant has incurred a Separation from Service as an employee for purposes of this Plan, unless this Plan is aggregated under Section 409A with any plan in which the Participant participates as a director.
                    All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Section 409A and the Regulations thereunder.

               (mm) “Unforeseeable Emergency Distribution” shall mean a distribution due to a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of his or her spouse, his or her Beneficiary, or his or her dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of a Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforeseeable emergency will depend upon the relevant facts and circumstances of each case, but, in any case, an Unforeseeable Emergency Distribution may not be made to the extent that such unforeseeable emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.
ARTICLE II
PARTICIPATION
          2.1 Requirements for Participation. An Eligible Employee shall become a Participant in the Plan by (i) timely completing and submitting a Deferral Election Form for a Plan Year in accordance with Section 3.1(a), and all other relevant and appropriate forms as required by the Committee, and (ii) completing any medical questionnaire required pursuant to Section 8.2.
ARTICLE III
DEFERRAL ELECTIONS
          3.1 Elections to Defer Compensation.
               (a) Initial Election Period. Subject to the provisions of Article II, each Eligible Employee may elect to defer a percentage of Compensation by filing with the Committee a signed and completed election that conforms to the requirements of this Section 3.1, on a Deferral Election Form, no later than the last day of the Open Enrollment Period prior to each Plan Year, or in the case of a newly designated Eligible Employee, on the last day of his or her Initial Election Period subject to the limitations of Section 1.1(y) of the Plan.
               (b) General Rule. The Compensation that an Eligible Employee may elect to defer in accordance with Section 3.1(a) shall not exceed fifty (50) percent of the Eligible Employee’s base salary; provided that an Eligible Employee may defer up to fifty (50) percent of bonuses for a Plan Year; and provided further that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee. An Eligible Employee may NOT elect to change or revoke an election to defer commissions or salary during a Plan Year. Bonus deferral elections are ALSO irrevocable for the Plan Year.

               (c) Duration of Compensation Deferral Election. An Eligible Employee’s initial election to defer Compensation upon his or her initial participation in the Plan must be made prior to the end of the Initial Election Period and shall be effective only with respect to Compensation earned in the applicable Plan Year after such deferral election is processed. Elections made under a Deferral Election Form shall remain in effect unless amended during a subsequent annual Open Enrollment Period. A Participant who remains an Eligible Employee for a subsequent Plan Year may increase, decrease or terminate an election with respect to Compensation for any subsequent Plan Year by filing a new signed and completed Deferral Election Form prior to the end of the Open Enrollment Period prior to such Plan Year. Any subsequent Deferral Election Forms executed by a Participant shall only apply to Compensation paid to the Participant in subsequent Plan Years. For purposes of determining whether amounts are paid with respect to services performed in a particular Plan Year, Compensation paid on or after January 1 solely for services performed during the final payroll period described in section 3401(b) of the Code containing the immediately preceding December 31 shall be treated as Compensation for services performed in the Plan Year when payment is made.
          3.2 Investment Elections.
               (a) At the time of making the elections described in Section 3.1, the Participant shall designate, on a form provided by the Committee, the investment funds or types of investment funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. In making the designation pursuant to this Section 3.2, the Participant may specify that all or any multiple of his or her Account be deemed to be invested, in whole percentage increments, in one or more of investment funds or types of investment funds provided under the Plan as communicated from time to time by the Committee. On a form provided by the Committee, a Participant may change each of the investment allocations monthly while employed or after retirement. Changes made by the end of the month will be effective the first business day of the following month. If a Participant fails to elect a fund or type of fund under this Section 3.2, he or she shall be deemed to have elected a money market type of investment fund as determined by the Company in its sole discretion.
               (b) Although the Participant may designate an investment fund or type of investments, the Committee shall not be bound by such designation. The Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.2(a) above to be the Funds. The Interest Rate of each such commercially available investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV. Participants shall have no ownership interests in any investments made by the Company.
ARTICLE IV
DEFERRAL ACCOUNTS
          4.1 Deferral Accounts.

     The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Deferral Account shall be credited as follows:
               (a) On the fifth business day after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account, for the Plan Year in which the Compensation was earned, with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.2(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund;
               (b) Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding fund selected by the Company pursuant to Section 3.2(b);
               (c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have an Elected Withdrawal Schedule, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.
          4.2 Company Contribution Account.
     The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Participant pursuant to Section 3.2(a). A Participant’s Company Contribution Account shall be credited as follows:
               (a) On a date at the Company’s discretion, the Committee shall credit the investment fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant, that is, the proportion of the Company Discretionary Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of investment fund shall be credited to the corresponding investment fund subaccount; and
               (b) Each business day, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(b).

ARTICLE V
VESTING
     A Participant shall be 100% vested in his or her Deferral Account.
     A Participant’s Company Contribution Account will vest according to the schedule set forth below.

Plan Year*	Vested Percentage

Year 1**	20%
Year 2	40%
Year 3	60%
Year 4	80%
Year 5	100%

*	A Participant will be given vesting credit for a Plan Year on the last day of that Plan Year if he is still employed.

**	Plan Year for which a Company Discretionary Contribution Amount is made. Each Company Discretionary Contribution Amount made pursuant to the Plan shall be subject to the vesting schedule described above independently. For example, a Company Discretionary Contribution Amount contributed by the Company in 2010 will fully vest in 2015, whereas a Company Discretionary Contribution Amount contributed by the Company in 2011 will not fully vest until 2016.
     Notwithstanding any other provision of the Plan, a Participant’s Company Contribution Account balances will become fully vested on the earliest of the following dates:
               (a) the date of the Participant’s Retirement;
               (b) the date of the Participant’s death, provided the Participant is actively employed on such date;
               (c) the date of the Participant’s Long Term Disability, provided the Participant is actively employed on such date;
               (d) the date of termination of the Plan;
               (e) the date of a Change in Control.
     The portion of a Participant’s Company Contribution Account, which is not vested as described above, will be forfeited as of the date the Participant’s Separation from Service.
     Notwithstanding any other provision of this Plan, if any amount of a Participant’s Company Contribution Account regarding a particular Plan Year (e.g., a Participant’s Compensation which is deferred for the 2010 Plan Year) is scheduled to be distributed from the

Participant’s Company Contribution Account prior to the Participant’s Separation from Service at a time when the Participant is not 100% vested in such portion of the Participant’s Company Contribution Account, then such unvested amount shall remain in the Participant’s Account and continue to vest in accordance with this Article V of the Plan and shall be paid (to the extent such amounts later become vested) in accordance with Sections 6.1(a), (e) or (f) of the Plan as the case may be.
ARTICLE VI
DISTRIBUTIONS
          6.1 Distribution of Deferred Compensation and Discretionary Company Contributions.
               (a) Distribution upon Retirement or Separation from Service due to Long Term Disability. In the case of a Participant who (i) (A) Retires or (B) Separates from Service from the Company or an Affiliate due to Long Term Disability (and, as a result of such Retirement or Separation from Service is no longer employed by the Company or its Affiliates) and (ii) has an Account balance of more than $50,000 at the time of such Retirement or Separation from Service, the Distributable Amount shall be paid to the Participant either (i) in substantially equal annual installments over ten (10) years commencing on the Participant’s Payment Date (if no Elected Termination Schedule is filed with the Company in accordance with this Section 6.1(a) regarding a particular Plan Year) or (ii) in such form and at such time as otherwise set forth in a properly and timely completed and filed Elected Termination Schedule elected by the Participant on a properly executed Deferral Election Form provided by the Company during each annual Open Enrollment Period (with respect to Compensation earned in each individual Plan Year), provided that any such Elected Termination Schedule provides for only one of the following alternatives:
                    (1) A lump sum distribution on the Participant’s Payment Date.
                    (2) Substantially equal annual installments over five (5) years beginning on the Participant’s Payment Date.
                    (3) Substantially equal annual installments over fifteen (15) years beginning on the Participant’s Payment Date.
                    (4) Excluding lump sum elections or the final distribution installment from any preceding installment election, which will be paid to Participants as a lump sum distribution amount, all installment amounts paid to Participants will be determined by dividing the December 31st vested Account balance from the year prior to Participant’s Payment Date, by the number of total installments elected. The amount determined shall remain fixed until the final and last installment, which will be an increased or decreased distribution amount in order to distribute the Plan Year’s remaining balance plus all accrued gains/losses on the Plan Year’s balance being distributed.
                    A Participant may modify an Elected Termination Schedule that he or she has previously elected with respect to a particular Plan Year’s Compensation, provided such modification (i) shall not take effect until at least one (1) year after the date the modification is made, (ii) occurs at least one (1) year before the initial payment is due under the Elected Termination Schedule (with regard to the particular Plan Year for which such Elected Termination Schedule relates) in effect prior to the extension, and (iii) extends the Payment Date under the Elected Termination Schedule (with regard to the particular Plan Year for which such Elected Termination Schedule relates) for at least five (5) years. If an attempted modification does not meet the requirements of the following sentence, then it shall be void, and the Elected Termination Schedule in effect prior to such attempted modification shall remain effective.
                    Notwithstanding any other provision of this Section 6.1(a), in the case of a Participant who (i) (A) Retires or (B) Separates from Service from the Company or an Affiliate due to Long Term Disability and (ii) has an Account balance of $50,000 or less at the time of such Retirement of Separation from Service, the Distributable Amount shall be paid to the Participant in a lump sum distribution on the Participant’s Payment Date regardless of any previous elections made by the Participant regarding his or her Accounts.
                    A Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.
               (b) Distribution Under Elected Withdrawal Schedule (In-Service). In the case of a Participant who has previously elected (pursuant to a properly executed Deferral Election Form) an Elected Withdrawal Schedule with regard to Compensation earned in a particular Plan Year which requires a distribution to the Participant while the Participant is still in the employ of the Company or an Affiliate, such Participant shall receive his or her Distributable Amount in accordance with such Elected Withdrawal Schedule.
               (c) Permitted Withdrawal Schedules. A Participant’s Elected Withdrawal Schedule with respect to Compensation deferred under this Plan for a given Plan Year may not select a calendar year for the commencement of distributions according to such Elected Withdrawal Schedule which is earlier than two (2) years from the last day of the Plan Year during which the Compensation was deferred and the Payment Date for such Elected Withdrawal Schedule will be determined in accordance with the Plan with regard to such calendar year. A Participant’s Elected Withdrawal Schedule shall otherwise conform with the choices available on the applicable Deferral Election Form. An Elected Withdrawal Schedule selected by a Participant under a properly executed Deferral Election Form may only provide for the Distributable Amount to be paid to the Participant from among the following alternatives:
                    (1) A lump sum distribution on the Participant’s Payment Date.
                    (2) Annual installments over two (2) to five (5) years beginning on the Participant’s Payment Date.
                    (3) Excluding lump sum elections or the final distribution installment from any proceeding installment election, which will be paid to Participants as a lump sum distribution amount, all installment amounts paid to Participants will be determined by dividing the December 31st vested Account balance from the year prior to Participant’s Payment Date, by the number of total installments elected. The amount determined shall remain fixed until the final and last installment, which will be an increased or decreased distribution amount in order to distribute the Plan Year’s remaining balance plus all accrued gains/losses on the Plan Year’s balance being distributed.
                    (4) All distributions under an Elected Withdrawal Schedule will exclude any amounts in a Participant’s Company Contribution Account that are not 100% vested in accordance with the vesting schedule set forth by the Committee. Any nonvested amounts which are not distributed pursuant to this subparagraph (4) shall remain in the Participant’s Account and continue to vest in accordance with Article V of the Plan and shall be paid (to the extent such amounts later become vested) in accordance with Sections 6.1(a), (e) or 6.1(f) of the Plan as the case may be.
                         Notwithstanding any other provision of this Section 6.1(b), if the Distributable Amount of a Participant’s Account balance which is governed by an Elected Withdrawal Schedule is less than $25,000, then such Elected Withdrawal Schedule shall be canceled and the Distributable Amount of the Participant’s Account balance governed by such Elected Withdrawal Schedule shall be paid to the Participant in a lump sum distribution on the Participant’s Payment Date regardless of any previous elections made by the Participant regarding his or her Accounts.
               (d) Extensions. A Participant may extend a previous Elected Withdrawal Schedule regarding a particular Plan Year or change the form of payment elected thereunder (for example, lump sum installment(s)), provided such extension (i) shall not take effect until at least one (1) year after the date on which the extension is made, (ii) occurs at least one (1) year before the initial payment is due under the Elected Withdrawal Schedule in effect prior to the extension, and (iii) extends the Payment Date under the Elected Withdrawal Schedule for at least five (5) years. The Participant shall have the right to twice modify any Elected Withdrawal Schedule in accordance with the preceding sentence. In the event a Participant Separates from Service from the Company or an Affiliate prior to the last scheduled distribution under an Elected Withdrawal Schedule, other than by reason of death, the portion of the Distributable Amount of the Participant’s combined Accounts under the Plan associated with an Elected Withdrawal Schedule which have been not been distributed prior to such Separation from Service shall be distributed in accordance with Sections 6.1(a), (e) or (f) of the Plan, as the case may be; provided, however, if the payment of such Distributable Amount pursuant to Sections 6.1(a), (e) or (f) of the Plan would delay the payment of such amount past the date by which such payment otherwise would have been made under the Elected Withdrawal Schedule, then such Distributable Amounts shall be paid in accordance with the Elected Withdrawal Schedule.
               (e) Distribution for Separation from Service due to Death. The Beneficiary of a Participant who dies before the total Distributable Amount of the Participant’s Account balance has been paid shall receive the amount of any remaining Distributable Amount in a lump sum within ninety (90) days of the Participant’s death, with the date of such distribution determined by the Company in its sole discretion.
               (f) Distribution for Separation from Service Prior to Retirement or not Due to a Long Term Disability. A Participant who Separates from Service prior to Retirement or not due to Long Term Disability will receive the total Distributable Amount of his or her Account balance in a lump sum within ninety (90) days following the date the Participant’s Separation from Service occurs, with the date of such distribution determined by the Company in its sole discretion. Any nonvested portion of the Participant’s Account shall be forfeited.
          6.2 Unforeseeable Emergency Distribution.
     A Participant shall be permitted to elect an Unforeseeable Emergency Distribution from his or her vested Accounts prior to the Payment Date, subject to the following restrictions:
               (a) The election to take an Unforeseeable Emergency Distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.
               (b) The Committee shall have made a determination that the requested distribution constitutes an Unforeseeable Emergency Distribution in accordance with Section 1.1(mm) of the Plan.
               (c) The amount determined by the Committee as an Unforeseeable Emergency Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Unforeseeable Emergency Distribution election is made and approved by the Committee.
               (d) If a Participant receives an Unforeseeable Emergency Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year.
               (e) Any such distributions will be made pro rata and only from fully vested Account balances.
     The amount of an Unforeseeable Emergency Distribution shall be limited to the amount reasonably necessary to satisfy the emergency (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the Unforeseeable Emergency Distribution). The determination of the amount necessary to satisfy the emergency shall take into account any additional Compensation which may result from a cancellation of the Participant’s deferrals under this Plan in accordance with Section 1.1(mm).
          6.3 Inability to Locate Participant.
     In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
          6.4 Delay of Payment for Key Employees.
               Except as otherwise provided in this Section 6.4, a distribution made due to a Participant’s Separation from Service to a Participant who is a Key Employee as of the date of his or her Separation from Service shall not occur before the date which is six months after the Separation from Service.

               For this purpose a Participant who is a Key Employee on an Identification Date shall be treated as Key Employee for the twelve month period beginning on the January 1 immediately following such Identification Date. The Administrator may designate another date for commencement of this twelve month period, provided that such date must follow the Identification Date and occur no later than the first day of the fourth month thereafter, provided that such designation is made in accordance with Regulations under Section 409A and is the same for all nonqualified deferred compensation plans of the Company or any Affiliate.
               The Plan Sponsor may elect to apply an alternative method to identify Participants who will be treated as Key Employees for purposes of the six month delay in distributions if the method satisfies each of the following requirements: (i) the alternative method is reasonably designed to include all Key Employees, (ii) is an objectively determinable standard provided no direct or indirect election to any Participant regarding its application, and (iii) results in either all Key Employees or no more than 200 Key Employees being identified in the class as of any date. Use of an alternative method that satisfies these requirements will not be treated as a change in the time and form of payment for purposes of section 1.409A-2(b) of the Regulations.
     The six month delay does not apply to payments pursuant to a Domestic Relations Order described in Section 6.6 or to payments that occur after the death of the Participant.
          6.5 Permissible Delays in Payment.
     Distributions may be delayed beyond the date payment would otherwise occur in accordance with the provisions of this Article VI in any of the following circumstances as long as the Company treats all payments to similarly situated Participants on a reasonably consistent basis.
               (a) The Committee may delay payment if it reasonably anticipates that its deduction with respect to such payment would not be permitted due to the application of section 162(m) of the Code. Payment must be made during the Participant’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by the application of section 162(m) of the Code or during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Company’s taxable year in which the Participant Separates from Service or the 15th day of the third month following the Participant’s Separation from Service.
               (b) The Committee may also delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Committee reasonably anticipates that the making of the payment will not cause such violation.
               (c) The Committee may delay payment during the periods specified in Section 7.8 for review and appeal of claims or during any other period while there is a bona fide dispute as to the amount or timing of such payment in accordance with section 1.409A-3(g) of the Regulations.

               (d) The Company reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
          6.6 Permitted Acceleration of Payment.
     The Committee may permit acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to a payment under the Plan provided such acceleration would be permitted by the provisions of section 1.409A-3(j)(4) of the Regulations. The Committee shall not permit any Participant discretion with respect to whether a payment will be accelerated and shall not permit any election, direct or indirect, by a Participant as to whether the Committee’s discretion under this Section 6.6 will be exercised. Acceleration of payments shall be permitted at such times and in such amounts as specified in a Domestic Relations Order which is determined by the Committee to be valid and which does not require the Plan to pay benefits in excess of the Participant’s Accounts. The Committee may require that reasonable expenses incurred and paid by the Company in evaluating the Domestic Relations Order and complying with its terms shall be deducted from the Accounts of the Participant to which it relates. Acceleration of benefit payments shall also occur under any of the circumstances wherein the Plan is terminated pursuant to Section 8.5(b) of the Plan.
ARTICLE VII
ADMINISTRATION
          7.1 Committee.
     The Board may appoint a committee to serve, at the pleasure of the Board, as the Committee. The number of members comprising such committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee appointed pursuant to this Section 7.1 may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member.
          7.2 Committee Action.
     The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. A majority of the members of the Committee shall constitute a quorum in any meeting of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.
          7.3 Powers and Duties of the Committee.
               (a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
                    (1) To select the Funds in accordance with Section 3.2(b) hereof;
                    (2) To construe and interpret the terms and provisions of this Plan;
                    (3) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
                    (4) To maintain all records that may be necessary for the administration of the Plan;
                    (5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
                    (6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
                    (7) To appoint one or more Plan administrators or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and
                    (8) To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue the Policies.
          7.4 Construction and Interpretation.
     The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
          7.5 Information.
     To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events, which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.
          7.6 Compensation, Expenses and Indemnity.
               (a) The members of the Committee shall serve without compensation for their services hereunder.

               (b) The Committee is authorized at the expense of the Company to employ such legal counsel, as it may deem advisable, to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
               (c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
          7.7 Quarterly Statements; Delegation of Administrative Functions.
               (a) Under procedures established by the Committee, a statement shall be made available to Participants with respect to such Participant’s Accounts on a quarterly basis.
               (b) The Committee may delegate administrative duties under the Plan to any one or more persons or companies selected by the Committee.
          7.8 Disputes.
               (a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the President of the Company at its then principal place of business.
               (b) Claim Decision. Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional ninety (90) days for special circumstances.
               If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).
               (c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company’s determination.
               (d) Review of Decision. Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
               (e) Legal Action. A Claimant’s compliance with the foregoing provisions of this Article VII is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE VIII
MISCELLANEOUS
          8.1 Unsecured General Creditor.
     Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
          8.2 Insurance Contracts or Policies.
     Amounts payable hereunder may be provided through insurance contracts or policies, the premiums for which are paid by the Company from its general assets, and which contracts or policies are issued by an insurance company or similar organization. In order to become a Participant under the Plan, an Eligible Participant may be required to complete such insurance application forms and insurance application worksheets as requested by the Committee in connection with the acquisition of any such insurance contract or policy.
          8.3 Restriction Against Assignment.
     The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. Except for payments to an Alternate Payee pursuant to a Domestic Relations Order, no part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
          8.4 Withholding.
     There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes, which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.
          8.5 Amendment, Modification, Suspension or Termination.
               (a) Power to Amend. The Committee may amend, modify or suspend the Plan in whole or in part to the full extent permitted by and in accordance with Section 409A and the Regulations promulgated thererunder, except that no amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts.
               (b) Power to Terminate. The Plan may be terminated by the Company under one of the following conditions:
                    (1) The Company may terminate the Plan at its sole discretion, provided that:
               (A) All arrangements sponsored by the Company that would be aggregated with this Plan under section 1.409A-1(c)(2) of the Regulations are terminated with respect to all Participants;
               (B) No payments will be made, other than those otherwise payable under the terms of the Plan absent a Plan termination, within twelve (12) months of the termination of the Plan;
               (C) All payments will be made within twenty-four (24) months of such termination;
               (D) The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A and the Regulations thereunder at any time within the three year period following the date of termination of the Plan, and
               (E) The termination does not occur proximate to a downturn in the financial health of the Company.
                    (2) The Company, at its discretion, may terminate the Plan within twelve (12) months of a corporate dissolution taxed under section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that amounts deferred under the Plan are included in the gross income of Participants in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):
               (A) The calendar year in which the Plan termination occurs;
               (B) The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or
               (C) The first calendar year in which the payment is administratively practicable.
                    (3) The Company, at its discretion, may terminate the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided:
               (A) All agreements, methods, programs and other arrangements sponsored by the Company (or its successor) immediately after the Change in Control which are treated as a single plan under section 1.409A-1(c)(2) of the Regulation are also terminated;
               (B) All payments to Participants are made within twelve (12) months of the date of Plan termination; and
               (C) All participants under the other terminated similar arrangements described in clause (A) are required to receive all amounts of deferred compensation within twelve (12) months of the action taken by the Company (or its successor) to terminate such arrangements.
                    (4) The Company may amend the Plan to provide that termination of the Plan will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.

               (c) A Plan termination shall not have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In the event that this Plan is terminated, the amounts allocated to a Participant’s Accounts shall be distributed in a lump sum in accordance with the prior provisions of this Section 8.5(b).
          8.6 Governing Law.
     This Plan shall be construed, governed and administered in accordance with the laws of the State of Tennessee, except where pre-empted by federal law.
          8.7 Section 409A.
     The Plan is intended to conform with the requirements of Section 409A and the Regulations issued thereunder and shall be implemented and administered in a manner consistent therewith.
          8.8 Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.
          8.9 Payments on Behalf of Persons Under Incapacity.
     In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.
          8.10 Limitation of Rights and Employment Relationship.
     Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or any Affiliate except as provided in the Plan; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan.
          8.11 Headings.
     Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.